UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2019

Smartsheet Inc.
(Exact name of registrant as specified in its charter)

Washington	001-38464	20-2954357
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10500 NE 8th Street, Suite 1300
Bellevue, WA 98004
(Address of principal executive offices and zip code)
(844) 324-2360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02 - Results of Operations and Financial Condition

On December 4, 2019, Smartsheet Inc. (the "Company") issued a press release announcing its results for the quarter ended October 31, 2019 and providing its business outlook. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02, including Exhibit 99.1 to this Current Report, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed by the Company with the Securities and Exchange Commission (the "SEC"), whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, the Board of Directors (the “Board”) of the Company appointed Michael Gregoire as a member of the Board, effective immediately. Mr. Gregoire joins the Board as a Class III director. Mr. Gregoire has also been appointed to serve on the Board's Compensation Committee. In accordance with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, Mr. Gregoire’s initial term of Board service will expire at the 2020 annual meeting of stockholders.

Mr. Gregoire currently serves as Partner at Brighton Park Capital, an investment firm specializing in software, information services, technology-enabled services, and healthcare, which he founded in January 2019. From January 2013 until November 2018, Mr. Gregoire served as Chief Executive Officer and director of CA, Inc., including as chair of the board of directors from August 2018 to November 2018. From March 2005 to April 2012, Mr. Gregoire served as President and Chief Executive Officer of Taleo Corporation (“Taleo”), a provider of on-demand talent management software solutions; Mr. Gregoire served as a director of Taleo from April 2005 to April 2012 and as chair of Taleo’s board of directors from May 2008 to April 2012. From May 2000 to January 2005, Mr. Gregoire served as Executive Vice President, Global Services and held various other senior management positions at PeopleSoft, Inc., an enterprise software company. From 1996 to April 2000, Mr. Gregoire served as Managing Director for global financial markets at Electronic Data Systems, Inc., a global technology services company, and in various other roles from 1988 to 1996. From January 2014 to November 2019, Mr. Gregoire served as a director of Automatic Data Processing, Inc., a provider of human capital management solutions. From November 2008 to January 2014, Mr. Gregoire served as a director of ShoreTel, Inc., a provider of business communication solutions, including as chair of the compensation committee from July 2010 to January 2014. Mr. Gregoire holds a B.S. in Physics from Wilfrid Laurier University and a M.B.A. from California Coast University. We believe that Mr. Gregoire’s extensive executive leadership experience with public companies in the software and services sectors, extensive experience in the technology industry, and public company governance experience as a member and chair of boards and a member and chair of board committees of public companies qualify him to serve on our board of directors.

In connection with his service as a director, Mr. Gregoire will receive the standard compensation received by non-employee directors, which consists of an annual cash retainer of $30,000 for his service as a director and $5,000 for his service on the Compensation Committee, each of which will be prorated for his first partial service year, and an initial appointment grant of restricted stock units under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), a copy of which is attached as Exhibit 10.4 to the Company’s Form S-1/A filed with the SEC on April 16, 2018, having an aggregate value of $250,000 based on the average daily closing price of the Class A common stock on the New York Stock Exchange in the 10 trading days ending on the day preceding the date of grant (the “Initial Appointment Grant”). One-third of the Initial Appointment Grant will vest on each of the first three anniversaries following the date of grant so long as Mr. Gregoire serves as a director of the Company through each vesting date.

As is customary, Mr. Gregoire and the Company will enter into an indemnification agreement in substantially the same form as Exhibit 10.1 to the Company’s Form S-1/A filed with the SEC on April 16, 2018.

There is no arrangement or understanding pursuant to which Mr. Gregoire was appointed to the Board. There are no family relationships between Mr. Gregoire and any director or executive officer of the Company, and Mr. Gregoire has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Gregoire’s appointment as director is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press release dated December 4, 2019
99.2	Press release dated December 4, 2019 entitled "Smartsheet Appoints Mike Gregoire to Board of Directors"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSHEET INC.

		By:	/s/ Jennifer E. Ceran
		Name:	Jennifer E. Ceran
		Title:	Chief Financial Officer & Treasurer

Date:	December 4, 2019